Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Motorcar Parts of America, Inc.
Torrence, California

We hereby consent to the incorporation by reference of in this Form 8K (No. 001-33861) of Motorcar Parts of America, Inc., our -report dated June 30, 2010, except for note 14 which is as of June 1, 2011 and our report dated June 10, 2009, except for note 13 which is as of June 1, 2011, relating to the combined financial statements of Fenwick Automotive Products Limited Inc. and Introcan Inc. which appears in this Form 8K.

/s/ BDO Canada LLP
Chartered Accountants, Licensed Public Accountants
Mississauga, Canada

July 18, 2011